Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FORU WORLDWIDE INC.

April 21, 2021

CAYMAN ISLANDS

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

FORU WORLDWIDE INC.

(adopted by Special Resolution passed on April 21, 2021)

1.	The name of the Company is ForU Worldwide Inc.

2.

The Registered Office of the Company shall be at the offices of Maricorp Services Ltd., P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include the following:

(a)

To act and to perform all the functions of a holding company in all of its branches and to co-ordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company.

(b)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)

To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(c)

To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

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(d)

To purchase or otherwise acquire, sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(e)

To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(f)

To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or Lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(g)

To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Article 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

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4.

Except as prohibited or limited by the Companies Act (As Amended), as amended, supplemented, reissued or restated from time to time, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants, options and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently, profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.

The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares. For the avoidance of doubt, the rights of any of the Series B Preferred Shares or holders of Series B Preferred Shares in connection with such Series B Preferred Shares shall not be subject to the payment of the purchase price of such Series B Preferred Shares.

6.

The share capital of the Company is US$100,000 divided into 2,000,000,000 shares of a nominal or par value of US$0.00005 each, among which 964,315,753 shares are designated as Class A Ordinary Shares, 130,250,000 shares are designated as Class B Ordinary Shares, 40,000,000 shares are designated as Series Angel Preferred Shares, 47,500,000 shares are designated as Series A Preferred Shares, 75,000,000 shares are designated as Series A+ Preferred Shares, 137,500,000 shares are designated as Series B Preferred Shares, 132,537,879 shares are designated as Series C Preferred Shares, 58,831,334 shares are designated as Series C+ Preferred Shares, 69,094,422 shares are designated as Series C++ Preferred Shares, 161,992,603 shares are designated as Series D Preferred Shares, and 182,978,009 shares are designated as Series E Preferred Shares, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Amended) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

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7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (As Amended) and, subject to the provisions of the Companies Act (As Amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ForU Worldwide Inc.

(adopted by Special Resolution passed on April 21, 2021)

GENERAL MATTERS

1	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate(s)”	means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of a holder of Preferred Shares, shall include (i) any Person who holds Shares as a nominee for such holder of Preferred Shares, (ii) any shareholder of such holder of Preferred Shares, (iii) any entity or individual which has a direct and indirect interest in such holder of Preferred Shares (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such holder of Preferred Shares, its shareholder, the general partner or the fund manager of such holder of Preferred Shares or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, any of the holders of Preferred Shares shall not be deemed to be an Affiliate of any Group Company.

“Applicable Conversion Price”	means (i) with respect to the Series Angel Preferred Shares, the Series Angel Conversion Price, (ii) with respect to Series A Preferred Shares, the Series A Conversion Price, (iii) with respect to Series A+ Preferred Shares, the Series A+ Conversion Price, (iv) with respect to Series B Preferred Shares, the Series B Conversion Price, (v) with respect to Series C Preferred Shares, the Series C Conversion Price, (vi) with respect to Series C+ Preferred Shares, the Series C+ Conversion Price, (vii) with respect to Series C++ Preferred Shares, the Series C++ Conversion Price, (viii) with respect to Series D Preferred Shares, the Series D Conversion Price, and (ix) with respect to Series E Preferred Shares, the Series E Conversion Price.

“Applicable Issue Price”	means (i) with respect to the Series Angel Preferred Shares, the Series Angel Original Issue Price, (ii) with respect to Series A Preferred Shares, the Series A Original Issue Price, (iii) with respect to Series A+ Preferred Shares, the Series A+ Original Issue Price, (iv) with respect to Series B Preferred Shares, the Series B Original Issue Price, (v) with respect to Series C Preferred Shares, the Series C Original Issue Price, (vi) with respect to Series C+ Preferred Shares, the Series C+ Original Issue Price, (vii) with respect to Series C++ Preferred Shares, the Series C++ Original Issue Price, (viii) with respect to Series D Preferred Shares, the Series D Original Issue Price, and (ix) with respect to Series E Preferred Shares, the Series E Original Issue Price.

“Applicable Original Issue Date”	means (i) with respect to the Series Angel Preferred Shares, the Series Angel Original Issue Date, (ii) with respect to Series A Preferred Shares, the Series A Original Issue Date, (iii) with respect to Series A+ Preferred Shares, the Series A+ Original Issue Date, (iv) with respect to Series B Preferred Shares, the Series B Original Issue Date, (v) with respect to Series C Preferred Shares, the Series C Original Issue Date, (vi) with respect to Series C+ Preferred Shares, the Series C+ Original Issue Date, (vii) with respect to Series C++ Preferred Shares, the Series C++ Original Issue Date, (viii) with respect to Series D Preferred Shares, the Series D Original Issue Date, and (ix) with respect to Series E Preferred Shares, the Series E Original Issue Date.

“Articles”	means these Articles as originally framed or as from time to time altered by a Special Resolution and in accordance with Article 19.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors”	means the board of directors of the Company.

“Business Day” or “business day”	means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the British Virgin Islands, the Hong Kong or the PRC.

“BVI Company”	means ForU Information and Technology Limited.

“CCT Fund”	means EVERESTLU HOLDING LIMITED.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“China Life”	means Jiangsu Guoshou Jiequan Equity Investment Center (Limited Partnership)江苏国寿疌泉股权投资中心(有限合伙).

“Class A Ordinary Shares”	means the Class A Ordinary Shares of the Company of par value US$0.00005 each.

“Class B Ordinary Shares”	means the Class B Ordinary Shares of the Company of par value US$0.00005 each.

“Closing Date”	means relevant completion date of the purchase and issuance of the applicable Series E Preference Shares.

“Company”	means ForU Worldwide Inc.

“Control”	with respect to any third-party, shall have the meaning ascribed to it in Rule 405 under the Securities Act, and shall be deemed to exist for any Person (a) when such Person holds at least fifty percent (50%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) when such Person directly or indirectly has an actual discretion or controlling power over the management, operation and policies of such third party by entry into contractual arrangements or by other means, or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Deemed Liquidation Event”	has the meaning ascribed to it in Article 124(k).

“Directors”	means the members of the Board of Directors of the Company for the time being.

“Domestic Company(ies)”	has the meaning ascribed to it in the Shareholders Agreement.

“Eastern Bell”	means Eastern Bell XI Investment Limited and/or Shanghai Dingxun Enterprise Management Consulting Partnership (Limited Partnership)(上海鼎恂企业管理咨询合伙企业(有限合伙 )).

“ESOP”	has the meaning ascribed to it in the Shareholders Agreement.

“First Closing”	means the completion date of the purchase and issuance of the applicable Series E Preference Shares under the First Closing Share Purchase Agreement.

“First Closing Share Purchase Agreement”	means the Share Purchase Agreement entered into by and among the Company, Poly Platinum, Parantoux Grand Master SPC and other parties thereto on April 21, 2021.

“Founders”	means collectively, Mrs. SHAN Dandan (单丹丹) and Mr. WANG Hongxin (王宏鑫).

“Founder Holdco”	means Miracle Dream Investment Inc., a limited liability company duly established and validly existing under the laws of British Virgin Islands and wholly owned by SHAN Dandan (单丹丹).

“Governmental Authority(ies)”	means any nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company, the BVI Company, the HK Companies, the WFOEs, the Domestic Companies, and Subsidiaries of the foregoing, and “Group Companies” or “Group” shall mean all or any of entities mentioned above.

“HK Company I”	means ForU Worldwide (HK) Limited.

“HK Company II”	means ForU Information and Technology (HK) Limited.

“HK Companies”	means HK Company I and HK Company II collectively.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huize”	means Shanghai Huize Asset Management Co., Ltd. (上海慧泽资产管理有限公司).

“IAS”	means the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all obligations that are capitalized in accordance with the applicable accounting standards, (7) all obligations under banker’s acceptance, letter of credit or similar facilities, (8) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (9) all obligations in respect of any interest rate swap, hedge or cap agreement, and (10) all guarantees issued in respect of the Indebtedness referred to in clauses (1) through (10) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Investors”	has the meaning ascribed to it in the Shareholders Agreement, and an “Investor” means any of them.

“Investor Director(s)”	has the meaning ascribed to it in Article 68.

“IRR”	means as calculated on any date of determination, the internal rate of return achieved, expressed as an annualized compounded rate based on a 365-day period used to discount each cash inflow and cash outflow such that the present value of the aggregate cash inflows and aggregate cash outflows equals zero, taking into account the timing and amount of each cash flow.

“JD”	means JD Amarantine Investment Limited.

“Junior Shares”	means all classes and series of shares that are junior in rights and preferences to the Preferred Shares, including the Ordinary Shares.

“Law” or “law”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“LC”	means LC Parallel Fund VII, L.P., LC Fund VII, L.P. and LC Continued Fund IV, L.P., collectively.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Liquidation Event”	has the meaning ascribed to it in Article 124.

“Majority Preferred Holders”	has the meaning ascribed to it in the Shareholders Agreement.

“Matrix”	means Matrix Partners China V Hong Kong Limited.

“Member”	means a duly registered holder from time to time of the shares in the capital of the Company.

“Memorandum of Association”	means the Fifth Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time in accordance with Article 19.

“month”	means calendar month.

“New Securities”	has the meaning ascribed to it in the Shareholders Agreement.

“ordinary resolution”	means a Members resolution passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding not less than fifty percent (50%) of all the outstanding shares of the Company, calculated on a fully converted basis (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given), subject to Article 19.

“Ordinary Share Equivalents”	means any rights, options, or warrants to purchase or exercisable for Class A Ordinary Shares, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for said equity securities, including, without limitation, the Preferred Shares.

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Ordinary Shareholders”	means the holders of the Ordinary Shares of the Company.

“Ordinary Majority”	means the holders representing more than fifty percent (50%) of the voting power of the Ordinary Shares then outstanding, voting together as a single class on an as converted basis, excluding Class A Ordinary Shares converted and convertible from any Preferred Shares.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Plum Ventures”	means Ningbo Meihua Shunshi Angel Investment Partnership (Limited Partnership)(宁波梅花顺世天使投资合伙企业(有限合伙 )).

“Poly Platinum”	means Poly Platinum Enterprises Limited.

“PRC”	means the People’s Republic of China.

“PRC GAAP”	means the generally accepted accounting principles in the PRC.

“Preferred Directors”	has the meaning ascribed to it in Article 68.

“Preferred Shares”	means, collectively, the Series Angel Preferred Shares, Series A Preferred Shares, Series A+ Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series C+ Preferred Shares, Series C++ Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Preferred Shareholders”	means the holders of the Preferred Shares of the Company.

“Proprietary Rights”	has the meaning ascribed to it in each Share Purchase Agreement.

“Qualified IPO”	means an initial public offering of the Company of its shares (or securities representing such shares) on the Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ or other internationally recognized stock exchange acceptable to the Majority Preferred Holders which is pursuant to a firm commitment underwriting by an internationally reputable investment bank, with an offering price that implies a market capitalization of the Company immediately prior to such offering of not less than 120% of the post-money valuation of the Company immediately following the last issuance of the Series E Preferred Shares pursuant to the Share Purchase Agreements, or such other amount as approved by the Majority Preferred Holders and the Ordinary Majority. Notwithstanding the foregoing, if the consummation of an initial public offering of the Company occurs later than December 31, 2021, the offering price for a Qualified IPO shall enable a Series E Investor to achieve a return of annual 20% IRR of this Purchase Price calculated from the applicable Closing Date.

“Redemption Date”	has the meaning ascribed to it in Article 18(a).

“Redemption Events”	has the meaning ascribed to it in Article 18(a).

“Redemption Notice”	has the meaning ascribed to it in Article 18(a).

“Redemption Price”	has the meaning ascribed to it in Article 18(a).

“Redemption Closing”	has the meaning ascribed to it in Article 18(b).

“Registrable Securities”	has the meaning ascribed to it in the Shareholders Agreement.

“registered office”	means the registered office for the time being of the Company.

“Restructuring Agreements”	has the meaning ascribed to it in each Share Purchase Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Series A Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series A Preferred Shares as stipulated in Article 15.

“Series A Original Issue Date”	means the date of the first sale and issuance of the Series A Preferred Shares.

“Series A Original Issue Price”	means the price per share of US$0.048626 at which the Series A Preferred Shares were issued on the Series A Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series A Preferred Shares”	means the series A preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series A Preferred Shares Liquidation Preference”	means has the meaning ascribed to it in Article 124(h).

“Series A+ Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series A+ Preferred Shares as stipulated in Article 15.

“Series A+ Original Issue Date”	means the date of the first sale and issuance of the Series A+ Preferred Shares.

“Series A+ Original Issue Price”	means the price per share of US$0.087273 at which the Series A+ Preferred Shares were issued on the Series A+ Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series A+ Preferred Shares”	means the series A+ preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series A+ Preferred Shares Liquidation Preference”	means has the meaning ascribed to it in Article 124(g).

“Series Angel Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series Angel Preferred Shares as stipulated in Article 15.

“Series Angel Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(i).

“Series Angel Original Issue Date”	means the date of the first sale and issuance of the Series Angel Preferred Shares, provided that, with respect to the Series Angel Preferred Shares held by Plum Ventures, the Series Angel Original Issue Date shall be November 5, 2014 and, with respect to the Series Angel Preferred Shares held by Matrix, the Series Angel Original Issue Date shall be December 5th, 2018.

“Series Angel Original Issue Price”	means (i) (in the case of holders of Series Angel Preferred Shares other than Matrix) the price per share of US$0.010909 at which the Series Angel Preferred Shares were issued on the Series Angel Original Issue Date or (ii) (in the case of Matrix) the price per share of US$0.6600, in each case, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series Angel Preferred Shares”	means the series Angel preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series B Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series B Preferred Shares as stipulated in Article 15.

“Series B Original Issue Date”	means the date of the first sale and issuance of the Series B Preferred Shares.

“Series B Original Issue Price”	means the price per share of US$0.116364 at which the Series B Preferred Shares were issued on the Series B Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series B Preferred Shares”	means the series B preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series B Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(f).

“Series C Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series C Preferred Shares as stipulated in Article 15.

“Series C Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(e).

“Series C Original Issue Date”	means the date of the first sale and issuance of the Series C Preferred Shares.

“Series C Original Issue Price”	means the price per share of US$0.264 at which the Series C Preferred Shares were issued on the Series C Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C Preferred Shares”	means the series C preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series C+ Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series C+ Preferred Shares as stipulated in Article 15.

“Series C+ Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(d).

“Series C+ Original Issue Date”	means the date of the first sale and issuance of the Series C+ Preferred Shares.

“Series C+ Original Issue Price”	means the price per share of US$0.3740 at which the Series C+ Preferred Shares were issued on the Series C+ Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series C+ Preferred Shares”	means, the series C+ preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series C++ Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series C++ Preferred Shares as stipulated in Article 15.

“Series C++ Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(c).

“Series C++ Original Issue Date”	means the date of the first sale and issuance of the Series C++ Preferred Shares.

“Series C++ Original Issue Price”	means the price per share of US$0.65991245 at which the Series C++ Preferred Shares were issued on the Series C++ Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like, provided that the price per share for JD shall be US$0.59392121 at which the Series C++ Preferred Shares were issued to JD on the Series C++ Original Issue Date.

“Series C++ Preferred Shares”	means, the series C++ preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series D Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series D Preferred Shares as stipulated in Article15.

“Series D Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(b).

“Series D Original Issue Date”	means the date of the first sale and issuance of the Series D Preferred Shares.

“Series D Original Issue Price”	means the price per share of US$0.7408 at which the Series D Preferred Shares were issued on the Series D Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series D Preferred Shares”	means, the series D preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Series E Conversion Price”	means the price at which Class A Ordinary Shares shall be deliverable upon conversion of the Series E Preferred Shares as stipulated in Article 15.

“Series E Preferred Shares Liquidation Preference”	has the meaning ascribed to it in Article 124(a).

“Series E Original Issue Date”	means the date of the actual sale and issuance of the Series E Preferred Shares; for the avoidance of doubt, with respect to Poly Platinum, Parantoux Grand Master SPC, LC, Matrix and ALPHA ROUTE LIMITED, the date of the First Closing, and with respect to China Life and CCT Fund, the date of the Subsequent Closing.

“Series E Original Issue Price”	means the price per share of US$1.093 at which the Series E Preferred Shares were issued on the Series E Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.

“Series E Preferred Shares”	means, the series E preferred shares in the capital of the Company with a nominal or par value of US$0.00005 per share having the rights set forth in these Articles.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Premium Account”	means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.

“Shareholders Agreement”	means that the Fourth Amended and Restated Shareholders Agreement by and among, inter alia, the Founders, the Founder Holdco, the Group Companies, the Investors, and certain other parties thereto dated as of April 21, 2021.

“Share Purchase Agreement(s)”	means any or both of the First Closing Share Purchase Agreement and the Subsequent Closing Share Purchase Agreement.

“Skycus”	shall mean Skycus China Fund, L.P.

“Special Resolution”	means a Members resolution expressed to be a special resolution and passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) by a majority of at least two-thirds (2/3) of the votes held by such Members, who, as being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given, subject to Article 19.

“Statute”	means the Companies Act (AS AMENDED) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsequent Closing”	means the completion date of the purchase and issuance of the applicable Series E Preference Shares under the Subsequent Closing Share Purchase Agreement.

“Subsequent Closing Share Purchase Agreement”	means the Share Purchase Agreement to be entered into by and among the Company, China Life, CCT Fund and other parties thereto on the date of Subsequent Closing.

“Subsidiary”	means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the BVI Company, the HK Companies, the WFOEs and all the other Persons Controlled by the Company.

“Trade Sale”	means any of the following events:

(i) the acquisition of the Company or other Group Companies (whether by a sale of equity, merger or consolidation) , taken as a whole, in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred;

(ii) the sale, transfer or other disposition of all or substantially all of the assets and properties of the Group Companies, taken as a whole; or

(iii) the exclusive licensing of all or substantially all of the Group Companies’ Proprietary Rights, taken as a whole.

“Transaction Documents”	has the meaning ascribed to it in the Share Purchase Agreements.

“U.S. GAAP”	means the generally accepted accounting principles in the United States.

“Warrantors”	means the Founders, the Founder Holdco and the Group Companies, unless the text specifically indicates otherwise.

“WFOEs”	has the meaning ascribed to it in the Shareholders Agreement.

“WIL”	means WELLINK INVESTMENTS LIMITED.

In the Articles:

1.1	words importing the singular number include the plural number and vice-versa;

1.2	words importing the masculine gender include the feminine gender;

1.3	words importing persons include corporations;

1.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

1.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.

1.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.7	headings are inserted for reference only and shall be ignored in construing these Articles;

1.8	any reference to any Person shall be construed so as to include its successors in title, permitted assigns and transferees;

1.9	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply; and

2	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

CERTIFICATES FOR SHARES

4

Share certificates evidencing shares of the Company shall be in such form as shall be determined by the Directors. Share certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5

Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6

Subject to the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7

The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8

The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9

The Directors may in their absolute discretion decline to register any transfer of Shares with reasonable cause. The Directors shall register any transfer of Shares except where holders proposing or effecting the transfers of the Shares are subject to binding written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a transfer, they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

10

The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

REDEEMABLE SHARES

11	(a)	Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as is set out in these Articles or otherwise as the Company, before the issue of the shares, may by a Special Resolution determine.

(b)

Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that, except in the case of a purchase in accordance with Article 19, the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of its capital.

VARIATION OF RIGHTS OF SHARES

12

Subject to Article 19, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders representing at least fifty percent (50%) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third (1/3) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14

The Company may in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or a combination of any of the foregoing. The Company may also on any issue of shares pay such brokerage as may be lawful.

CONVERSION OF PREFERRED SHARES

15

The holders of the Preferred Shares have the following conversion rights described below with respect to the conversion of the Preferred Shares into Class A Ordinary Shares. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series E Preferred Share shall be the quotient of the Series E Original Issue Price divided by the then-effective Series E Conversion Price. The “Series E Conversion Price” shall initially equal the Series E Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series E Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series D Preferred Share shall be the quotient of the Series D Original Issue Price divided by the then-effective Series D Conversion Price. The “Series D Conversion Price” shall initially equal the Series D Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series D Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series C++ Preferred Share shall be the quotient of the Series C++ Original Issue Price divided by the then-effective Series C++ Conversion Price. The “Series C++ Conversion Price” shall initially equal the Series C++ Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series C++ Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series C+ Preferred Share shall be the quotient of the Series C+ Original Issue Price divided by the then-effective Series C+ Conversion Price. The “Series C+ Conversion Price” shall initially equal the Series C+ Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series C+ Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series C Preferred Share shall be the quotient of the Series C Original Issue Price divided by the then-effective Series C Conversion Price. The “Series C Conversion Price” shall initially equal the Series C Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series C Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Series B Original Issue Price divided by the then-effective Series B Conversion Price. The “Series B Conversion Price” shall initially equal the Series B Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series B Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series A+ Preferred Share shall be the quotient of the Series A+ Original Issue Price divided by the then-effective Series A+ Conversion Price. The “Series A+ Conversion Price” shall initially equal the Series A+ Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series A+ Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Original Issue Price divided by the then-effective Series A Conversion Price. The “Series A Conversion Price” shall initially equal the Series A Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series A Preferred Shares to Class A Ordinary Shares shall be 1:1. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of any Series Angel Preferred Share shall be the quotient of the Series Angel Original Issue Price divided by the then-effective Series Angel Conversion Price. The “Series Angel Conversion Price” shall initially equal the Series Angel Original Issue Price, and each shall be adjusted from time to time as provided in Article 15 below. For the avoidance of doubt, the initial conversion ratio for Series Angel Preferred Shares to Class A Ordinary Shares shall be 1:1.

(a)

Optional Conversion. Subject to and in compliance with the provisions of this Article 15(a) and subject to complying with the requirements of the Statute, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Class A Ordinary Shares based on the then-effective Applicable Conversion Price.

(b)

Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted, based on the then-effective Applicable Conversion Price, into Class A Ordinary Shares upon the closing of a Qualified IPO. Any conversion pursuant to this Article 15(b) shall be referred to as an “Automatic Conversion”.

(c)

Mechanics of Conversion. No fractional Class A Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Applicable Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Class A Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates for the applicable Preferred Shares, duly endorsed, at the principal office of the Company or of any transfer agent for the Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall promptly issue and deliver at such office to such holder of the Preferred Shares a certificate or certificates for, a copy of the Company’s register of Member showing such holder of the Preferred Shares as a holder of the number of Class A Ordinary Shares to which the holder shall be entitled as aforesaid certified by the Company’s share registrar and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Class A Ordinary Shares. No authorised but unissued Preferred Shares resulting from the conversion of any Preferred Shares into Class A Ordinary Shares shall be capable of issue or reissue. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the person or persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

The Company may give effect to any conversion pursuant to the Articles by one or more of the following methods:

(i)

If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Class A Ordinary Shares into which such Preferred Shares convert such that each Preferred Share is convertible into one (1) Class A Ordinary Share and both the Preferred Share and the Class A Ordinary Share have the same par value, the Company may, by resolution of the Board, redesignate the Preferred Shares to Class A Ordinary Shares. On re-designation, each Preferred Share to be converted shall become a Class A Ordinary Share with the rights, privileges, terms and obligations of the class of Class A Ordinary Shares and the converted Class A Ordinary Shares shall thenceforth form part of the class of the Class A Ordinary Shares (and shall cease to form part of the class of Preferred Shares for all purposes).

(ii)

The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Class A Ordinary Shares in relevant number.

(iii)

The Board may by resolution adopt any other method permitted by Statute including capitalizing reserves to pay up new Class A Ordinary Shares, or by making a fresh issue of Class A Ordinary Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.

(d)

Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Class A Ordinary Shares, free of Liens of any kind, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company shall take such corporate action as is within its control and which may, in accordance with the Articles and the Statute, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(e)

Cessation of Certain Rights on Conversion. Subject to Article 15(c), on the date of conversion of any Series of Preferred Shares to Class A Ordinary Shares, the holder of the Preferred Shares to be converted shall cease to be entitled to any rights in respect of such Preferred Shares and accordingly his name shall be removed from the register of Members as the holder of such Preferred Shares and shall correspondingly be inserted onto the register of Members as the holder of the number of Class A Ordinary Shares into which such Preferred Shares converts.

(f)	Class A Ordinary Shares Resulting from Conversion. The Class A Ordinary Shares resulting from the conversion of the Preferred Shares:

(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Class A Ordinary Shares then issued; and

(iii)	shall entitle the holder to all dividends payable on the Class A Ordinary Shares by reference to a record date after the date of conversion.

ADJUSTMENTS TO APPLICABLE CONVERSION PRICE

16	(a)	Special Definitions. For purposes of this Article 16, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class A Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any notes, debentures, preferred shares or other securities or rights which are ultimately convertible into or exchangeable for Class A Ordinary Shares.

(iii)

“Additional Ordinary Shares” (each an “Additional Ordinary Share”) shall mean all Ordinary Share Equivalents (including reissued shares) issued (or, pursuant to Article 16(c), deemed to be issued) by the Company, other than:

(A)	Class A Ordinary Shares issued upon conversion of Preferred Shares;

(B)

in the aggregate up to 119,922,812 Class A Ordinary Shares (including any of such shares which are repurchased and subject to adjustments made for share splits, share subdivision, share combination and the like) issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement approved by the Board (including the affirmative votes of the Preferred Directors);

(C)	those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 16(f), 16(g) or 16(h) hereof;

(D)

Class A Ordinary Shares issued or issuable to financial institutions, equipment lessors or other entities in connection with commercial credit arrangements, equipment financings or other partnering arrangements or similar transactions, as duly approved by the Board or the shareholders’ meeting of the Company, as applicable, in accordance with the Article 19 hereof;

(E)	any equity securities of the Company issued pursuant to an IPO;

(F)

any equity securities of the Company issued pursuant to a bona fide business acquisition (determined as such by the Board of Directors) of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization, in any case, as duly approved by the Board or the shareholders’ meeting of the Company, as applicable, in accordance with the Article 19 hereof;

(b)

No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration for any Additional Ordinary Share issued or deemed to be issued by the Company is less than the Applicable Conversion Price in effect on the date of any immediately prior to such issue.

(c)

Deemed Issue of Additional Ordinary Shares. In the event the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Class A Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 16(e) hereof) of such Additional Ordinary Shares would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Class A Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Class A Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)

in the case of Convertible Securities or Options for Class A Ordinary Shares, the only Additional Ordinary Shares issued were Class A Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no re-adjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such re-adjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Applicable Conversion Price Upon Issuance of Additional Ordinary Shares. In the event that the Company shall issue Additional Ordinary Shares without consideration or for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) that is less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price determined as set forth below. The mathematical formula for determining the adjusted Applicable Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

AP =	OP * (OS + (NP/OP))/(OS + NS)

WHERE:

AP =	adjusted Applicable Conversion Price

OP =	old Applicable Conversion Price

OS =

the number of outstanding Class A Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold, treating for this purpose as outstanding all Class A Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding Ordinary Share Equivalents immediately before the Additional Ordinary Shares are issued or sold

NP =	the total consideration received for the issuance or sale of Additional Ordinary Shares

NS =	the number of Additional Ordinary Shares issued or sold

(e)	Determination of Consideration. For purposes of this Article 16, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 16(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Class A Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Class A Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Class A Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Class A Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Class A Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company makes, or files a record date for the determination of holders of Class A Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Class A Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Class A Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Class A Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 16 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Class A Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event, the holder of each applicable Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Class A Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable series of Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company shall not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of Article 16 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Shares hereunder against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or re-adjustment of the Applicable Conversion Price pursuant to this Article 16, the Company shall, at its expense, promptly compute such adjustment or re-adjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or re-adjustment and showing in detail the facts upon which such adjustment or re-adjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and re-adjustments, (ii) the Applicable Conversion Prices at the time in effect, and (iii) the number of Class A Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Shares.

(k)	Miscellaneous.

(i)

All calculations under this Article 16 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Class A Ordinary Shares to be issued to each holder of Preferred Shares if not a whole number (but part or fraction of a Class A Ordinary Share), shall be rounded up to the nearest multiple of one (1) Class A Ordinary Share such that the resultant aggregate number of Class A Ordinary Shares to be issued to such holder of Preferred Shares shall be a whole number.

(ii)

The holders representing more than fifty percent (50%) of each series of Preferred Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 16, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)

No adjustment in the Applicable Conversion Price need be made if such adjustment would result in a change in such Applicable Conversion Price of less than US$0.00005. Any adjustment of less than US$0.00005 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.00005 or more in the Applicable Conversion Price.

NOTICES OF RECORD DATE

17	In the event that the Company shall propose at any time:

(a)

to declare any dividend or distribution upon its Ordinary Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for subscription to the holders of any class or series of its shares on a pro-rata basis, any additional shares of shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)

to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall send to the holders of the Preferred Shares:

(i)

at least twenty (20) days’ prior written notice specifying the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)

in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice specifying the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION

18	(a)	At any time after the earlier of

(i)	the failure by the Group Companies to complete a Trade Sale approved by the Majority Preferred Holders or a Qualified IPO before December 31, 2022;

(ii)	the occurrence of a material breach by any Warrantor of the Transaction Documents;

(iii)	there exist material change to the Founder SHAN Dandan (单丹丹) or it is expected that SHAN Dandan (单丹丹) can not provide services for the Group Companies for more than twelve (12) months;

(iv)

the Founder SHAN Dandan (单丹丹) and/or her immediate family operate such business which is in competition with the business of the Group Companies directly or indirectly through such entity Controlled by SHAN Dandan (单丹丹) and/or her immediate family or such entity in which SHAN Dandan (单丹丹) and/or her immediate family hold any equity interest; and

(v)	the occurrence of redemption of any shares pursuant to this Article 18.

(the events of aforementioned (i), (ii), (iii), (iv) and (v), being referred to herein collectively as the “Redemption Events”),

each Preferred Share shall be redeemable at the option of such holder of the Preferred Shares, out of funds legally available therefor in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each Preferred Shareholder, at the address such holder(s) designates. Such notice shall indicate that the holders of a series of the Preferred Shares have elected redemption of all or a portion of such series of the Preferred Shares pursuant to the provisions of this Article 18, shall specify the redemption date which shall be not more than thirty (30) business days from the date of the Redemption Notice (the “Redemption Date”), and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled Redemption Date. The redemption price of each Preferred Share (the “Redemption Price”) shall be the amount equal to: the Applicable Issue Price*(1+8%)N,

N = a fraction the numerator of which is the number of calendar days between the Applicable Original Issue Date and the Redemption Date and the denominator of which is 365.

(b)

Redemption Procedure. The closing (the “Redemption Closing”) of the redemption of any series of the Preferred Shares pursuant to the Article 18(a) will take place on or prior to the Redemption Date at the offices of the Company, or such earlier date or other place as the holders of a majority of such series of the redeeming Preferred Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefore, redeem the applicable Preferred Shares held by such holder by paying in cash therefore the applicable Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share.

(c)	Priority.

(i)

Prior and in preference to the payment of the applicable Redemption Price for the Series D Preferred Shares, the Series C++ Preferred Shares, the Series C+ Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the available assets and cash ratably among the holders of the redeeming Series E Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(ii)

after the full applicable Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, but prior to the Series C++ Preferred Shares, the Series C+ Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the available assets and cash ratably among the holders of the redeeming Series D Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(iii)

after the full applicable Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares and the redeeming Series D Preferred Shares, but prior to the Series C+ Preferred Shares, the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the available assets and cash ratably among the holders of the redeeming Series C++ Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(iv)

after the full applicable Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares and the redeeming Series C++ Preferred Shares, but prior to the Series C Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the available assets and cash ratably among the holders of the redeeming Series C+ Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(v)

after the full applicable Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares, the redeeming Series C++ Preferred Shares and the redeeming Series C+ Preferred Shares, but prior and in preference to the payment of the applicable Redemption Price for the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the available assets and cash ratably among the holders of the redeeming Series C Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(vi)

after the full applicable Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares, the redeeming Series C++ Preferred Shares, the redeeming Series C+ Preferred Shares and the redeeming Series C Preferred Shares, but prior and in preference to the payment of applicable Redemption Price for the Series A+ Preferred Shares, the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute the remaining available assets and cash ratably among the holders of the redeeming Series B Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(vii)

after the full Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares, the redeeming Series C++ Preferred Shares, the redeeming Series C+ Preferred Shares, the redeeming Series C Preferred Shares and the redeeming Series B Preferred Shares, but prior and in preference to the payment of applicable Redemption Price for the Series A Preferred Shares and the Series Angel Preferred Shares, the Company shall distribute all of the remaining available assets and cash ratably among the holders of the redeeming Series A+ Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(viii)

after the full Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares, the redeeming Series C++ Preferred Shares, the redeeming Series C+ Preferred Shares, the redeeming Series C Preferred Shares, the redeeming Series B Preferred Shares and the redeeming Series A+ Preferred Shares, but prior and in preference to the payment of applicable Redemption Price for the Series Angel Preferred Share, the Company shall distribute all of the remaining available assets and cash ratably among the holders of the redeeming Series A Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon;

(ix)

after the full Redemption Price has been paid to the holders of all the redeeming Series E Preferred Shares, the redeeming Series D Preferred Shares, the redeeming Series C++ Preferred Shares, the redeeming Series C+ Preferred Shares, the redeeming Series C Preferred Shares, the redeeming Series B Preferred Shares, the redeeming Series A+ Preferred Shares and the redeeming Series A Preferred Shares, the Company shall distribute all of the remaining available assets and cash ratably among the holders of the redeeming Series Angel Preferred Shares in proportion to the amount of applicable Redemption Price they would be otherwise respectively entitled to thereon.

(d)

Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 18 is due are insufficient to pay in full all redemption payments to be paid, then the Company shall effect the redemption as the subsequence and mechanism as mentioned in the above sub-article (c).

In the case above, before the full applicable Redemption Price has been paid in respect of all redeeming Preferred Shares, the redemption shall not be deemed to have been consummated in respect of any Preferred Share requested to be redeemed by the holders of such Preferred Shares, any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to dividends) which such Preferred Shares had prior to such date, until the applicable Redemption Price has been paid in full with respect to such Preferred Shares. At any time thereafter when additional funds of the Company are legally available for redemption of Preferred Shares, such funds shall immediately be used to redeem the balance of the Preferred Shares requested to be redeemed in an order as provided in the Article 18(c).

(e)

Other Limited Redemption. If the Company is otherwise prohibited by applicable law from redeeming all Preferred Shares to be redeemed at the Redemption Closing, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due.

(f)

Un-redeemed Shares. Without limiting any rights of the holders of Preferred Shares which are set forth in these Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

(g)

Founders’ Liability. Each of the Founders hereby irrevocably and unconditionally guarantees to the holders of Preferred Shares the proper and punctual performance by the Company of the Company’s obligations under this Article 18. Each of the Founders further irrevocably and unconditionally undertakes and covenants to the holders of Preferred Shares that, upon the occurrence of any of the Redemption Events, each of the holders of Preferred Shares shall have a put option to sell to the Founders all or any portion of the Preferred Shares requested to be redeemed at the per share price equal to the applicable Redemption Price. Without limiting the foregoing, upon the request of the Majority Preferred Holders, the Company shall distribute all profits generated by the Group Companies in the previous years by way of dividends to the Members of the Company in order to facilate the payment by the Founders for the Preferred Shares requested to be put to Founders, and upon any such distribution by the Company, the Company shall withhold such dividends payable to the Founder Holdco and directly pay (on behalf of the Founder Holdco, on behalf of the Founders) to the holder(s) of Preferred Shares requested to be put to the Founders as part of purchase price in an order as provided in the Article 18(c). Notwithstanding the foregoing, absent from fraud or willful misconduct or gross negligence of any Founder, such Founder’s liability and obligations under this Article 18 shall not exceed such amount equal to the fair value of the Shares then held by such Founder, and any Founder shall not be required by any holder of the Preferred Shares to purchase any Preferred Shares by any of his/her personal assets/property other than the Shares then held by such Founder.

(h)	The redemption rights of Preferred Shares under this Article 18 shall terminate upon the consummation of a Qualified IPO.

PROTECTIVE PROVISIONS

19	(a)	Except for any such action contemplated for the Subsequent Closing(s) under the Share Purchase Agreement, the Company shall not, and procure each Group Company not to, directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, take any of the actions (i) listed in Part I below without the prior written consent of the Majority Preferred Holders and (ii) listed in Part II below without the prior written consent of the Preferred Directors. For the avoidance of doubt, where any such action listed in Part I below requires a resolution of the Members, and the said prior consent(s) of the Majority Preferred Holders have not been obtained, the Members who voted against the resolution at a meeting or objected to adoption of written resolution with respect to such act shall have such number of votes as equal to the number of votes of the Members who voted in favor of or consented to such resolution plus one (1).

Part I Acts of the Group Companies Requiring Approval of Majority Preferred Holders

(i)	any adoption, amendment or waiver of any provision of any Charter Documents of any Group Company;

(ii)	any merger, amalgamation, consolidation, Trade Sale of any Group Company;

(iii)	any consent to any proceeding seeking liquidation, winding up, dissolution, reorganization of any Group Company;

(iv)	approval of public sale of securities of the Company or initial public offering of the Company, including the time and relevant price of public offering;

(v)

approval of any equity or equity-linked financing, any increase, reduction or cancellation of the authorized or issued share capital of any Group Company or issue, purchase or redeem any shares or grant any convertible securities, options or warrants over any portion of the share capital of any Group Company which may dilute the shareholding of any holder of Preferred Shares;

(vi)	any merger and acquisition of other company other than the Group Companies;

(vii)	any change of the composition of the board of directors of the Group Companies or the allocation of the board seats; or

(viii)	any declaration, set aside or payment of a dividend or other distribution in any kind by any Group Company, or approval of the dividend policy of any Group Company;

(ix)

any amendment, alteration or repeal of, or waiver of, any provision of the Restructuring Agreements, excluding any amendments or restatements which will not change or adversely affect the Company’s 100% Control on the Domestic Companies;

Part II Acts of the Group Companies Requiring Approval of the Preferred Directors

(i)	any cessation to conduct or any change in the business of any Group Company as currently conducted;

(ii)	any approval or amendment to the business plan or any business conduct beyond the approved business plan of any Group Company

(iii)

any transaction between any Group Company and the shareholders, directors, managers and employees of any Group Company, or provide any loan to the shareholders, directors, managers and employees and each of their associates or affiliates, or procure any relatives of the Founders to be employees of any Group Company;

(iv)	approval of annual business plan, annual budget plan, annual capital expenditure plan or any amendment of the aforesaid plans related to more than RMB 30,000,000 or equivalent USD dollars;

(v)

any sale, transfer, lease or otherwise disposal of any business and/or assets of any Group Company more than RMB 10,000,000 or equivalent USD dollars in single transaction beyond the approved business plan of any Group Company;

(vi)	any license or transfer of the Group Companies’ intellectual property to any other party;

(vii)

any acquisition of any stock, share or other securities of any company other than the Group Companies or establishment of any joint venture enterprise or partnership or any other capital expenditure which exceeds RMB 50,000,000 or USD equivalent and beyond the capital expenditure plan approved by the Preferred Directors, other than the establishment of a wholly owned subsidiary of any Group Company;

(viii)

procurement or approval of any loan or other debts from other party which exceeds RMB 50,000,000 or equivalent USD dollars beyond the business plan and budget plan approved by the Preferred Directors, other than trade credit incurred in the ordinary course of business;

(ix)

approval of any loan, guarantee, mortgage or pledge or other debts to other party which exceeds RMB 50,000,000 or equivalent USD dollars, in a single transaction or a series of transactions within 12 months beyond the business plan and budget plan approved by the Preferred Directors;

(x)	appointment or removal of the auditor of Group Companies or change the treasury, tax or accounting policies or any change in the financial year of any Group Company;

(xi)	any initiation or settlement of to litigation, arbitration or any other legal procedure which exceeds RMB 10,000,000 or equivalent USD dollars;

(xii)	any approval of the appointment and other employment terms of the chief executive officer, chief operation officer and chief financial officer of any Group Company;

(xiii)	any increase of more than twenty-five percent in annual remuneration for the chief executive officer, chief financial officer and chief operation officer;

(xiv)	any creation, adoption or amendment of any bonus or incentive plan, employee stock option plan or any other stock option plan, or restricted stock plan of any Group Company;

(xv)	any single transaction or a series of transactions (other than any action listed above) within 12 months with any affiliates in excess of RMB 10,000,000 beyond regular business scope; or

(xvi)	approval of any profit distribution plans and loss recovery plans.

(b)	This Article 19 and any veto rights hereunder shall automatically terminate upon the consummation of a Qualified IPO.

NON-RECOGNITION OF TRUSTS

20

No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

21

The Company shall have a first and paramount Lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s Lien (if any) thereon. The Company’s Lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a Lien, but no sale shall be made unless a sum in respect of which the Lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the Lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23

To give effect to any such sale, the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound by the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24

The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and the residue, if any, shall (subject to a like Lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

25	(a)	Subject to any other agreements among the Company and the Members, the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the specified time or times the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

26

If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment, all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the time of payment.

29	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at a rate as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)

No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of any part of the call, installment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)

Subject to any other agreements among the Company and the Members, if the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.

31

A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

32

A certificate in writing under the hand of one (1) Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact stated therein as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound by the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34

The Company shall be entitled to charge a fee not exceeding US$l.00 on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

35

In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was the sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

36	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

37

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION,

ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

38	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 19, the Company may from time to time by a Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by an ordinary resolution:

(i)

increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)

by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; and

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)

Without prejudice to Article 12 hereof and subject to the provisions of the Statute and Article 19, the Company may by a Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by a resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39

For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of Members shall be closed for transfers for a stated period but not exceeding ten (10) days in any case. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40

In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

41

If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42	(a)	Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting of each year shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings, the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

43	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than fifty percent (50%) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as the general meetings convened by Directors.

NOTICE OF GENERAL MEETINGS

44

At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 44 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)

in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than ninety percent (90%) in nominal value or in the case of shares without nominal or par value ninety percent (90%) of the shares in issue, or their proxies.

45	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46	(a)	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Subject to the Statute and these Articles (including Article 19), Members holding at least a majority of the Ordinary Shares then outstanding (other than Class A Ordinary Shares issued upon the conversion of any Preferred Shares) and the Majority Preferred Holders, present in person or by proxy shall be a quorum provided always that if the Company has one (1) Member of record, the quorum shall be that one (1) Member present in person or by proxy.

(b)

A person may participate at a general meeting by telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

47

Subject to Article 19, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all the Members which for the time are entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives), shall each be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

48

If within thirty (30) minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

49

The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one (1) of their member to be Chairman of the meeting.

50

If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their member to be Chairman of the meeting.

51

The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

52	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

53	Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

54	The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

VOTES OF MEMBERS

55

Except as otherwise required by law or as set forth herein, the holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members; each Class B Ordinary Share shall be entitled to (A) twenty(20) votes commencing from the consummation of a Qualified IPO, and (B) one (1) vote prior to the consummation of a Qualified IPO, in each case on all matters subject to vote at general meetings of the Company; and each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company; and the holder of each series of Preferred Shares shall be entitled to the number of votes equal to the number of Class A Ordinary Shares into which such series of Preferred Shares could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of the Ordinary Shares and Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in these Articles, shall vote together and not as separate classes.

55A.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at a conversion ratio of 1:1 and at any time by the holder thereof. The right to convert shall be exercisable by such holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. Any conversion of a Class B Ordinary Share into a Class A Ordinary Share pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share or such other means permitted by the Statute and these Articles. A Class A Ordinary Share is not convertible into a Class B Ordinary Share under any circumstances. Save and except for voting rights and conversion rights as set out in Articles 55A, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

56

In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

57

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58

No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60	Votes may be given either personally or by proxy.

PROXIES

61

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized in its behalf. A proxy need not be a Member of the Company.

62

The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile or electronic mail confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65

Any corporation which is a Member of record of the Company may in accordance with its articles of association or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66

Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

67

Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the Member may not vote at any meeting at which the holder of such proxy votes; and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS

68

There shall be a Board of Directors consisting of up to nine (9) persons (exclusive of alternate Directors); provided, however, that, subject to the consent of Majority Preferred Holders under Article 19, the Company may from time to time by an ordinary resolution increase or reduce the limit in the number of Directors. For so long as WIL directly or indirectly holds any Shares then outstanding, it shall be entitled to designate one (1) Director (the “WIL Director”). For so long as JD directly or indirectly holds any Shares then outstanding, it shall be entitled to designate one (1) Director (the “JD Director”). For so long as LC (as defined in the Shareholders Agreement) directly or indirectly holds any Shares then outstanding, it shall be entitled to designate one (1) Director (the “LC Director”). For so long as Eastern Bell directly or indirectly holds any Shares then outstanding, it shall be entitled to designate one (1) Director (the “Eastern Bell Director”, together with WIL Director, JD Director and LC Director, the “Preferred Directors”, and each a “Preferred Director”). For so long as the Plum Ventures holds any Shares then outstanding, it shall be entitled to designate one (1) Director (the “Plum Director”, together with Preferred Directors, the “Investor Directors”, and each an “Investor Director”). For so long as SHAN Danan (单丹丹) directly or indirectly holds any Shares then outstanding, she shall be entitled to designate the remaining Directors (the “Founder Directors” and each, a “Founder Director”), and the Founder Directors shall collectively have six (6) votes, among which (i) each Founder Director (other than SHAN Danan (单丹丹)) shall have one (1) vote, and (ii) SHAN Danan (单丹丹) shall have all the remaining votes at each Board meeting. Each of China Logistic Investment Holding (1) Limited, Huize, Prospect Avenue Capital Limited Partnership, Matrix, China Life, CCT Fund, and Poly Platinum shall be entitled to designate one (1) non-voting observer to the Board and each committee thereof (including without limitation, the Compensation Committee as defined in the Shareholders Agreement) to attend board or board committee meetings of the Company or its affiliates. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director.

69

The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine (including the affirmative votes of the Preferred Directors). Such remuneration shall be deemed to accrue from day to day. The Company shall also reimburse Investor Directors for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings including their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company.

70

Subject to the prior written approval of the Board (including the affirmative votes of the Preferred Directors), the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

71

A Director or alternate Director may hold any other office or place of profit in the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine (including the affirmative votes of the Preferred Directors).

72

A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

73	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

74

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

75

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

76

A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

77

A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

78

The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed). The Directors may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, as may be prescribed by the Company in a general meeting required to be exercised by the Company in general meetings PROVIDED, HOWEVER, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

79

Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of the Preferred Shares within thirty (30) days after the relevant meeting.

81

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82

Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83	(a)	The Directors may from time to time and at any time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next three (3) paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)

The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents (including the Investor Directors) and may fix their remuneration (which shall be subject to the approval of the Board, including the affirmative votes of the Preferred Directors).

(c)

The Directors may from time to time and at any time delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill any vacancy therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegate as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84

Subject to Article 19, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of a Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or a combination of any of the foregoing) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or a Managing Director.

85

The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86

Except as otherwise provided by these Articles and subject to Article 19 hereof, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.

87

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least fourteen (14) Business Days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED, FURTHER, if notice is given in person, by facsimile or electronic mail the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization, as the case may be. The provisions of Article 45 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88

The quorum necessary for the transaction of the business shall be seven (7) Directors, inclusive all the Preferred Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than fourteen (14) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any six (6) Directors shall constitute a quorum; provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings. A Director and his appointed alternate Director shall be considered only one (1) person for the purpose of quorum, PROVIDED, ALWAYS, that if there shall at any time be only a sole Director, the quorum shall be one. For the purposes of this Article, an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

89

The continuing Directors may act notwithstanding any vacancy in the Board of Directors, but if and so long as their number is reduced below the minimum number fixed by or pursuant to these Articles, the continuing Directors, notwithstanding that the number of Directors is reduced below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning a general meeting of the Company, but not for any other purpose.

90

The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting, the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be the Chairman of the meeting.

91

The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92

A committee may meet and adjourn as it thinks proper. Subject to Article 19, questions arising at any meeting shall be determined by a majority of votes of the members present, including the approval of the Preferred Directors. Subject to this provision, if and when the Board deems necessary, the Company shall establish and maintain a compensation committee (the “Compensation Committee”), and each Preferred Director shall be members of such Compensation Committee and shall be required to establish a quorum for any meeting or action to be taken by such committee. Subject to Article 19, the Compensation Committee shall have the power and authority to approve all management compensation levels and arrangements unless such rights are vested on the holders of the Preferred Shares under Article 19, and shall have such other powers and authorities as the Board shall delegate to it.

93

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

94

Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Subject to Article 19, a resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be duly convened and held.

95	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by a Member vote by the Member that originally appointed him, as set forth in Article 68.

APPOINTMENT AND REMOVAL OF DIRECTORS

97

The Directors of the Company may only be appointed as provided in Article 68. No Director designated or appointed pursuant to this Article may be removed from office unless (A) such removal is directed or approved of the Member which originally designated or appointed such Director, or (B) the Member(s) originally entitled to designate or appoint such Director pursuant to this Article is no longer so entitled to designate or appoint such Director, in which case such Director may be removed by ordinary resolution. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the same Member or Members who nominated and elected such Director.

98

Notwithstanding any to the contrary in Article 97, in the absence of reasonable cause, a Director of the Company shall only be removed by the Members who nominated and elected him as provided in Article 68.

PRESUMPTION OF ASSENT

99

A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

100	(c)	The Company may, if the Directors so determine, have a Seal which shall, subject to Article 100(c) below, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one (1) person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for such purpose.

(d)

The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(e)

A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

101

Subject to Article 19, the Company may have a chief executive officer, a president, a chief financial officer, a secretary or a secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102	(a)	Subject to the Statute and these Articles, in particular Article 86, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Article 102.

(b)

Each holder of the Preferred Shares shall be entitled to receive dividends, out of any funds legally available therefor, at the amount distributed among the Shares (including but not limited to Ordinary Shares) pro rata based on the number of Class A Ordinary Shares held by each holder of Preferred Shares (calculated on an as-converted basis). Unless and until any dividends or other distributions in like amount have been paid in full on the Preferred Shares (on an as-converted basis), the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any Junior Shares or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Shares or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Shares, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property.

(c)

Dividends shall be paid on the Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Junior Shares; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors.

(d)

No dividends shall be declared or paid on any Junior Shares during any previous or current fiscal year of the Company until all accrued dividends in the amounts set forth in subsections (b) and (c) above shall have been paid or declared and set apart during that fiscal year.

103

The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104	No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the Share Premium Account or as otherwise permitted by the Statute.

105

Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular, may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108

Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

110

Subject to Article 19, the Company may upon the recommendation of the Directors by an ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if such books of account are not kept as necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112

Subject to Section 2.1(b) of the Shareholders Agreement and other agreement binding upon the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

113

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114

Subject to Article 19, the Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

115

Subject to Article 19, the Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues, the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

116

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

117

Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

118

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by overnight or international courier, facsimile or electronic mail to him or to his address as shown in the register of Members.

119	(a)	Where a notice is sent by overnight or international courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is sent by overnight or international courier as aforesaid.

(b)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected on the day the same is sent as aforesaid.

120	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

121

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through overnight or international courier as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)

every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)

every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

123

Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

LIQUIDATION PREFERENCE.

124

Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (each a “Liquidation Event”), distributions to the Members of the Company shall be made in the following manner:

(a)

Firstly, before any distribution or payment shall be made to the holders of Series D Preferred Shares, Series C++ Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series E Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to the sum of (x) one hundred percent (100%) of the Series E Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), (y) a return calculated at the simple interest rate of ten percent (10%) per annum of the Series E Original Issue Price from the Series E Original Issue Date, plus (z) all dividends declared and unpaid with respect thereto per Series E Preferred Share, then held by such holder (the “Series E Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series E Preferred Shares, then such assets shall be distributed among the holders of Series E Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(b)

Secondly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of Series C++ Preferred Shares, Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series D Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series D Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series D Preferred Share, then held by such holder (the “Series D Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D Preferred Shares, then such assets shall be distributed among the holders of Series D Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(c)

Thirdly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, Series D Preferred Shares Liquation Preference, before any distribution or payment shall be made to the holders of Series C+ Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series C++ Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series C++ Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C++ Preferred Share, then held by such holder (the “Series C++ Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference and the Series D Preferred Shares Liquidation Preference, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C++ Preferred Shares, then such assets shall be distributed among the holders of Series C++ Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(d)

Fourthly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of Series C Preferred Shares, Sereis B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares and Sereis Angel Preferred Shares, each holder of Series C+ Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series C+ Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C+ Preferred Share, then held by such holder (the “Series C+ Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidations Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C+ Preferred Shares, then such assets shall be distributed among the holders of Series C+ Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(e)

Fifthly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference and the Series C+ Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of Sereis B Preferred Shares, Series A+ Preferred Shares, Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series C Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series C Preferred Share, then held by such holder (the “Series C Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(f)

Sixthly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference and the Series C Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of Series A+ Preferred Shares, Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series B Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series B Preferred Share then held by such holder (the “Series B Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference and the Series C Preferred Shares Liquidation Preference, the remaining assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(g)

Seventhly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference and the Series B Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of any Series A Preferred Shares and Series Angel Preferred Shares, each holder of Series A+ Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series A+ Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series A+ Preferred Share, then held by such holder (the “Series A+ Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference and Series B Preferred Shares Liquidation Preference, the remaining assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A+ Preferred Shares, then such assets shall be distributed among the holders of Series A+ Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(h)

Eighthly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference, the Series B Preferred Shares Liquidation Preference and the Series A+ Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of any Series Angel Preferred Shares, each holder of Series A Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series A Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series A Preferred Share, then held by such holder (the “Series A Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference, the Series B Preferred Shares Liquidation Preference and the Series A+ Preferred Shares Liquidation Preference, the remaining assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets shall be distributed among the holders of Series A Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(i)

Ninthly, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference, the Series B Preferred Shares Liquidation Preference, the Series A+ Preferred Shares Liquidation Preference and the Series A Preferred Shares Liquidation Preference, before any distribution or payment shall be made to the holders of Ordinary Shares, each holder of Series Angel Preferred Shares shall be entitled to receive, on parity with each other, an amount equal to one hundred and twenty percent (120%) of the Series Angel Original Issue Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared and unpaid with respect thereto per Series Angel Preferred Share, then held by such holder (the “Series Angel Preferred Shares Liquidation Preference”). If, upon any liquidation, dissolution, or winding up, after setting aside or paying in full the Series E Preferred Shares Liquidation Preference, the Series D Preferred Shares Liquidation Preference, the Series C++ Preferred Shares Liquidation Preference, the Series C+ Preferred Shares Liquidation Preference, the Series C Preferred Shares Liquidation Preference, the Series B Preferred Shares Liquidation Preference, the Series A+ Preferred Shares Liquidation Preference and the Series A Preferred Shares Liquidation Preference, the remaining assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series Angel Preferred Shares, then such assets shall be distributed among the holders of Series Angel Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(j)

After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to paragraph (a), (b), (c), (d), (e), (f), (g), (h) and (i) of this Article 124, the remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Ordinary Shares and the holders of outstanding Preferred Shares in proportion to the number of outstanding Class A Ordinary Shares held by them (with outstanding Preferred Shares treated on an as-if-converted basis).

(k)

Liquidation on Sale or Merger. The following events shall be treated as a liquidation event under this Article 124 unless waived by Majority Preferred Holders, voting together as a single group on an as-converted basis (each, a “Deemed Liquidation Event”):

(i)

any consolidation, amalgamation or merger of the Company and/or the other Group Companies (taken as a whole) with or into any other Person or other corporate reorganization, in which the Members of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than fifty percent (50%) of the voting power of Company and/or the other Group Companies (taken as a whole) immediately after such consolidation, merger, amalgamation or reorganization, or any transaction or series of related transactions to which the Company and/or the other Group Companies (taken as a whole) is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile and/or any other Group Companies’ domicile;

(ii)

the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of the Company and/or the other Group Companies (taken as a whole) to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of the Company and/or the other Group Companies (taken as a whole) immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person immediately following such transaction;

(iii)

a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by any Group Company of all or substantially all of the assets of the Group Companies (taken as a whole);

(iv)	the exclusive licensing of all or substantially all of the Group Companies’ intellectual property (taken as a whole) to a third party; or

(v)	any liquidation, dissolution or winding up of a Group Company (the total revenue of which accounts for not less than 5% of the total consolidated revenues of the Group Companies in a fiscal year),

and upon any such event, any proceeds resulting therefrom to the Members of the Company or the shareholders of the relevant Group Company shall be distributed in accordance with the terms of paragraph (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) of this Article 124.

(l)

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the value of the assets to be distributed to the holder of the Preferred Shares and Ordinary Shares shall be determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

(m)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clause (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Any Investor shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Article 124(i), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne by the Company.

INDEMNITY

125

The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, officer or trustee.

FINANCIAL YEAR

126	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1st in each year.

AMENDMENTS OF ARTICLES

127

Subject to the Statute and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of shares of the Company, the Company may at any time and from time to time by a Special Resolution, change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part.

TRANSFER BY WAY OF CONTINUATION

128

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

NO PUBLIC DOCUMENT

129

None of the documents of the Company, including its Memorandum of Association, these Articles, or any register of Members, Directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.